                                                                   Exhibit 10.24

                              EMPLOYMENT AGREEMENT
                              --------------------



     This Employment Agreement ("Agreement"), made as of the 1st day of August 1997, by and between Coty US Inc. with offices at 237 Park Avenue, New York, N.Y. 10017 (hereinafter "Employer"), Coty Inc., 1325 Avenue of the Americas, New York, N.Y. 10019 ("Coty"), a Delaware corporation (hereinafter "Coty"), and Robert Clarke, an individual residing at 1803 Windmill Drive, Sanford, NC 27330 (hereinafter referred to as "Executive").

     WHEREAS, Employer is a wholly-owned subsidiary of Coty; and

     WHEREAS, in furtherance of Coty's commitment to the continued success of its fragrances and cosmetics business, and in recognition of the valuable contributions to be made by Executive because of his experience, Employer has agreed to employ Executive subject to certain terms and conditions as hereinafter set forth, and Executive has indicated his willingness to accept such employment;

     Now, therefore, in consideration of the promises and covenants hereinafter set forth, the parties agree as follows:

     1. Effective August 1, 1997 and during the term of this Agreement Executive will be employed by Employer as Senior Vice President, Manufacturing and Distribution, and will be paid an annual salary of not less than $249,540 ("Base Salary"). In December 1997 and thereafter, Employer will review Executive's salary on an annual basis, in accordance with Employer's policies, to determine appropriate increases, if any. In addition to salary, Executive will be eligible to continue to participate in Coty's Annual Performance Plan (the "Performance Plan"). Executive's Target Award under the Performance Plan will be 40% of Base Salary. In addition, Executive will be eligible to continue to participate in Coty's Long-Term Incentive Plan (the "LTIP").

     2. The term of this Agreement will commence on the date hereof (the "Commencement Date") and shall terminate on the third anniversary of the Commencement Date; provided, that the term of Executive's employment hereunder shall be automatically extended for successive one-year periods, unless not later than six (6) months prior to such third anniversary or any such automatic extension, the Company or the Executive shall have given notice of termination. The "Term" shall be the initial 3-year term or, if applicable, a successive 1-year term, as referenced above.

     3. Employer will continue to provide retirement, employee benefit (pre- and post-retirement) and fringe benefit plans to Executive no less favorable than those made available to Employer's executive employees generally. Executive will be entitled to the use of an executive class company car at Employer's expense on terms no less favorable than those provided to Employer's executives generally. The Executive shall be entitled to twenty-five (25) days paid vacation each year.

     4. Executive agrees that he shall use his best efforts to promote and protect the interests of Employer, its parent, subsidiaries and related corporations, and to devote substantially all of his working time, attention and energy to performing the duties of his position.

     5. Executive will not either directly or indirectly use for his own benefit, or disclose or make known to any person or company, any confidential information in his possession, or which becomes known to him or is developed while he has been or is employed by Employer (the "confidentiality provision"). In light of his position and the confidential information that necessarily will be imparted to him, Executive agrees that he will not compete with Coty or the Employer in the fragrance or color cosmetics business in the United States, or solicit employees of Coty or the Employer during the period of his employment hereunder and for a period of two (2) years from the date of Executive's termination of employment (the "non-compete provision"). Notwithstanding the preceding sentence, in the event Executive's employment terminates and Coty or Employer enforces the "non-compete provision," and Executive is not receiving any other payments from Employer or Coty as provided hereunder, Executive shall be entitled to receive from Employer during the time, if any, the "non-compete provision" is being enforced by Employer or Coty the Base Salary that Executive was receiving at the time of such termination. The confidentiality provision shall survive any termination of this Agreement.

     6. (a) In the event that Employer terminates the employment of Executive for reasons other than for Cause (as defined below) or Executive resigns for Good Reason (as defined below), Executive shall be entitled to severance benefits under Employer's policies. In addition, in such event Executive will be paid his Base Salary through the end of the Term, plus any Awards deemed earned and due and owing under the Performance Plan and less any severance payments paid Executive pursuant to this Agreement.

         (b) Executive shall be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other comparable employment within a reasonable commuting distance of his home, taking into account the provisions of Section 5 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than Employer or any of its affiliates or subsidiaries from the date Executive's employment hereunder is terminated until the end of the Term, the amounts paid to Executive during such period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other cash compensation earned by Executive during such period as a result of Executive's performing such services.

         (c) For purposes of this Agreement: (i) "Cause" shall be limited to the following:

         (A) Intentional malicious destruction of Employer or Coty property; intentional or deliberate misconduct; intentional or deliberate failure to act in the best interests of Employer or Coty or a significant breach of reasonable rules established by Employer or Coty; provided, that Employer or Coty has advised Executive of the charges against Executive and given Executive a reasonable period of time to correct his conduct, actions or breach and Executive has failed to do so; or

         (B) Executive shall commit acts constituting a felony involving (1) moral turpitude materially adversely reflecting on the Employer or (2) dishonesty having a material adverse effect on the financial performance of the Employer or Coty, provided in each case that until any dispute concerning the applicability of this Section 6 (c) (i) (B) is resolved, Executive shall be paid his Base Salary and continue to participate in Employer's benefit plans.

         (C) Breach by Executive of the provisions of Section 5 hereof.

         (D) Anything herein to the contrary notwithstanding, termination shall not be considered to have been for Cause if caused by an act or omission believed by Executive in good faith to have been in or not opposed to the interests of Employer, without intent of gaining therefrom directly or indirectly a profit to which Executive was not legally entitled, and reasonably believed by him not to have been improper or unlawful.

         (ii) "Good Reason" shall mean termination at the election of Executive based on any of the following:

         (A) Without Executive's express written consent, the assignment of Executive to a position other than Senior Vice President, Manufacturing and Distribution with day-to-day responsibility and authority over Employer's US manufacturing and distribution of fragrance and color cosmetics products, except in connection with the termination of this employment for Cause, or normal retirement, death, or by the Executive other than for Good Reason; or

         (B) A reduction in Executive's fringe or retirement benefits as in effect on the date hereof that is not applied by Employer to executives generally or a reduction by Employer in Executive's Base Salary;

         (C) The merger or consolidation of Employer into or with any other entity other than Coty or a majority-owned subsidiary of Coty or Employer, unless the entity which survives such merger shall assume and agree to perform the obligations of Employer hereunder pursuant to an instrument reasonably acceptable to Executive.

         (D) The sale, transfer or other disposition of more than 30% of the assets of Employer to an entity other than Coty or a majority-owned subsidiary of Coty or Employer during the period commencing with the date of this Agreement and ending on any date of determination, unless Coty shall jointly and severally assume the obligations of Employer hereunder pursuant to an instrument reasonably acceptable to Executive.
                                       3

         (E) Separation of Executive's office location from the production facility of Employer located at Sanford, North Carolina or relocation outside the contiguous United States.

     7. Employer shall have the right to terminate the Agreement immediately with no further liability under the terms of this Agreement, should Executive terminate his employment without Good Reason, or if Executive is discharged by Employer for Cause, subject to payments that are due under this Agreement.

     8. If Executive is required to seek judicial enforcement of his rights under this Agreement and Executive prevails in such proceeding, Executive shall be entitled to be reimbursed by Employer for his reasonable attorney fees.

     9. This Agreement shall be construed under the laws of the State of New
York.

     10. This Agreement supersedes all prior agreements, negotiations and understandings of any kind with respect to the subject matter hereof and contains all of the terms and provisions of agreement between the parties hereto with respect to the subject matter hereof. Specifically, and not by way of limitation, the Employment Agreement dated June l6, 1992, and the amendment dated September 26,1994, relating to Executive are superseded hereby. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

     11. (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that portion only shall be deemed deleted as though it had never been included herein but the remainder of this Agreement shall remain in full force and effect.

         (b) Executive acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         (c) This Agreement shall not be assignable by Executive.

     12. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by all parties hereto.

     13. Employer and Coty represent that each has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this

Agreement, and that this Agreement is enforceable against each in accordance with its terms.


COTY US INC.
Employer


By  /s/ Jean-Andre-Rougeot
    ----------------------
Name: Jean-Andre Rougeot
Title: President and Chief Executive Officer

COTY INC.


By  /s/ Jean-Andre Rougeot
    ----------------------
Name: Jean-Andre Rougeot
Title: Executive Vice President


Agreed to by:


/s/ Robert Clarke
------------------
Executive

                                       5